Exhibit 99.1

Datawatch Announces Second Quarter 2015 Financial Results

Chelmsford, Mass.—April 21, 2015—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and visual data discovery solutions, today announced that total revenue for its second fiscal quarter of 2015 ended March 31, 2015 was $7.46 million, a decrease of 7% from revenue of $8.00 million in the second quarter a year ago and an increase of 7% from revenue of $6.96 million in the first fiscal quarter. License revenue for the second quarter of fiscal 2015 was $3.91 million, a decrease of 11% from the $4.38 million recorded in the comparable quarter a year ago and an increase of 23% from the $3.18 million recorded in the first fiscal quarter. Net loss for the second quarter of fiscal 2015 was ($5.81) million, or ($0.51) per diluted share, compared to a net loss of ($6.74) million, or ($0.70) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its second fiscal quarter of 2015 was ($3.25) million, or ($0.29) per diluted share, compared to net loss of ($2.78) million, or ($0.29) per diluted share in the second fiscal quarter of 2014.

“As we detailed last quarter, we remain laser focused on improving our sales execution, creating broader market awareness for our highly differentiated platform offering and delivering continuous product innovation,” said Michael A. Morrison, president and chief executive officer of Datawatch. “With regard to market awareness, Datawatch’s inclusion in Gartner’s 2015 Magic Quadrant for Business Intelligence and Analytics Platforms, which was released by Gartner in late February, was a milestone for Datawatch and has already generated growing inbound interest.”

Mr. Morrison added, “Equally important, at the end of the quarter, Datawatch announced the highly-anticipated latest release of our Managed Analytics Platform, the only solution in the market that provides data preparation capabilities tightly integrated with real-time visual data discovery, as well as data preparation as a stand-alone offering. With this latest release, Datawatch is now the only vendor that can scale from individual analysts using self-service data preparation and visualizations on their desktops all the way up to the enterprise – not just with structured data but with multi-structured data as well, where the growth in data volumes is ‘unprecedented’ according to Gartner.”

“Our work to realign the go-to-market organization to focus the direct selling force on vertical industries, create a more robust inside selling machine and target the partner program to highly qualified managed analytics opportunities began to gain traction last quarter. The response from the publication of the Gartner Magic Quadrant and to our new Managed Analytics Platform release has brought positive attention to what we believe is our compelling product differentiation and we intend to capitalize on this rising market interest.”

James L. Eliason, chief financial officer, commented, “Continuing the efforts we began in Q1 to rebalance investments to match the go-to-market model, we reduced the workforce at the end of the second quarter by nearly 15%. This action resulted in a severance charge in the second fiscal quarter of $1.2 million and will lower our operating expenses by approximately $4 million on an annualized basis.”

Second Quarter 2015 Business Highlights

•	Datawatch was positioned for the first time in Gartner’s 2015 Magic Quadrant for Business Intelligence and Analytic Platforms, the only new vendor in 2015 to debut in this prestigious research.
•	Datawatch launched the Managed Analytics Platform for self-service data preparation and visual data discovery, extending its technology leadership in delivering self-service data preparation and visualization for individual analysts through to the enterprise, while embracing the most challenging multi-structured data sets.
•	Datawatch added new customers and expanded a number of customer engagements globally through its focused self-service data preparation and visualization sales approach, including Nomura, HSBC, PricewaterhouseCoopers, State of Wisconsin, Thomas Cook and Partners Healthcare.
•	Datawatch was named to KMWorld Magazine’s “100 Companies that Matter in Knowledge Management” for the fourth year running.

Second Quarter 2015 Financial Highlights

•	Cash and short-term investments were $38.49 million at March 31, 2015, down 11% from $43.19 million at December 31, 2014 and down 28% from $53.92 million at March 31, 2014.
•	Gross margin (excluding IP amortization expense) for the second fiscal quarter of 2015 was 83%, compared to 85% for the first fiscal quarter of 2015 and 88% for the second fiscal quarter of 2014.
•	Days sales outstanding were 69 days at March 31, 2015, compared to 81 days at December 31, 2014 and 57 days at March 31, 2014.
•	There were 5 six-figure deals in the second fiscal quarter compared to 9 six-figure deals in the second fiscal quarter of 2014 and 4 six-figure deals in the first fiscal quarter.
•	The average deal size in the second fiscal quarter was $31,000 as compared to $44,000 in the second fiscal quarter of 2014.

Subsequent to the end of the quarter, Ben Plummer, chief marketing officer and senior vice president of strategic alliances, announced his resignation from the company. Dan Potter, currently vice president of product marketing, has been appointed Chief Marketing Officer. Said Mr. Morrison, “Ben has made significant contributions to Datawatch since he joined us in 2012. He’s helped shape our message, and built a comprehensive marketing program that has raised our visibility substantially in the visual data discovery space. He was pivotal in spearheading our acquisition of Panopticon in 2013, a move that added visualizations to Datawatch’s existing self-service data preparation technology and enabled our move into managed analytics. We are very grateful for Ben’s leadership and insights and wish him all the best moving forward. We are confident in Dan’s ability to build upon our strong market trajectory as he brings a successful track record running marketing teams for companies including IBM, Oracle and Progress Software.”

Conference Call

Datawatch’s second quarter of fiscal year 2015 earnings conference call will take place on Wednesday, April 22, 2015 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at: http://www.investorcalendar.com/IC/CEPage.asp?ID=173742. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) provides the only managed analytics platform to leverage any data at any speed – delivering valuable insights for improving business. The  unique ability to acquire, prepare, and transform data from structured and multi-structured sources such as PDF and log files, as well as real-time streaming data, into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data at any speed sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, Melbourne and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/free-trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions, including the acquisition and integration of Panopticon; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch’s dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarter ending December 31, 2014. Any forward-looking statements should be considered in light of those factors.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2015 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

-- Financial tables to follow --

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
REVENUE:
Software licenses	$3,911	$4,375	$7,086	$9,807
Maintenance	3,296	3,127	6,705	6,121
Professional services	255	498	632	881
Total revenue	7,462	8,000	14,423	16,809
COSTS AND EXPENSES:
Cost of software licenses	721	1,024	1,596	2,014
Cost of maintenance and services	1,084	634	1,962	1,483
Sales and marketing	6,802	7,573	14,790	14,957
Engineering and product development	2,187	2,513	4,710	4,888
General and administrative	2,434	2,147	4,575	4,816
Impairment of goodwill and long lived intangible assets	-	-	32,009	-
Total costs and expenses	13,228	13,891	59,642	28,158

LOSS FROM OPERATIONS	(5,766)	(5,891)	(45,219)	(11,349)
Other expense	(11)	(1,169)	(2)	(1,326)

LOSS BEFORE INCOME TAXES	(5,777)	(7,060)	(45,221)	(12,675)
Benefit for income taxes	(32)	323	2,536	323

NET LOSS	$(5,809)	$(6,737)	$(42,685)	$(12,352)

Net loss per share - Basic	$(0.51)	$(0.70)	$(3.80)	$(1.37)
Net loss per share - Diluted	$(0.51)	$(0.70)	$(3.80)	$(1.37)
Weighted Average Shares Outstanding - Basic	11,340	9,566	11,237	9,041
Weighted Average Shares Outstanding - Diluted	11,340	9,566	11,237	9,041

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(5,809)	$(6,737)	$(42,685)	$(12,352)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	32,009	-
Add-back Amortization of Intangibles & IP	570	870	1,438	1,740
Add-back Share-Based Compensation	798	2,100	2,539	4,818
Add-back Severance & Unamortized Debt Discount	1,193	983	1,611	1,003
Subtotal of additions	2,561	3,953	37,597	7,561

Net (Loss) Income (non-GAAP)	$(3,248)	$(2,784)	$(5,088)	$(4,791)
Net (loss) income per share - Basic	$(0.29)	$(0.29)	$(0.45)	$(0.53)
Net (loss) income per share - Diluted	$(0.29)	$(0.29)	$(0.45)	$(0.53)
Weighted Average Shares Outstanding - Basic	11,340	9,566	11,237	9,041
Weighted Average Shares Outstanding - Diluted	11,340	9,566	11,237	9,041

DATAWATCH CORPORATION

Condensed Consolidated Balance Sheets

Amounts in Thousands

(Unaudited)

	March 31,	September 30,
	2014	2014

Cash and cash equivalents	$38,487	$47,668
Accounts receivable, net	6,290	7,024
Prepaid expenses and other current assets	1,924	1,633
Total current assets	46,701	56,325

Property and equipment, net	662	400
Intangible and other assets, net	15,180	46,872

	$62,543	$103,597

Accounts payable and accrued expenses	$4,386	$3,809
Deferred revenue - current portion	6,764	7,401
Deferred tax liability- current portion	239	239
Total current liabilities	11,389	11,449

Other long-term liabilities	477	1,238
Total long-term liabilities	477	1,238

Total shareholders’ equity	50,677	90,910

	$62,543	$103,597